Exhibit 99.1

Bank of the James Announces Completion of Private Placement of Debt

Lynchburg, VA., February 3, 2017 - Bank of the James Financial Group, Inc. (NASDAQ: BOTJ) (the “Company”), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail lender, today announced it completed a private placement of an unregistered debt offering pursuant to which it issued $5 million in five-year unsecured notes maturing in 2022. The notes pay interest at the rate of 4% and are callable by the Company with 30-day’s notice any time after January 24, 2018. The proceeds of sale are available as needed to capitalize the Bank in an effort to bolster its capital ratios.

Robert R. Chapman III, President, commented “We are pleased that 24 local, accredited investors showed their confidence in our future by making this investment. It is our desire to be prepared to finance the Bank’s potential loan growth with this debt. We believe this instrument has a minimal earnings effect on our shareholders, who remain our top priority, and will allow us to support potential loan growth as we carry out our strategic plan.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, Appomattox and other markets in Virginia. The bank operates 12 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com